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                                                                   Exhibit 99.1


                                March 27, 2002


United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0405


   Re: 2001 Annual Report on Form 10-K/A of Security Capital Group Incorporated


Ladies and Gentlemen:


   In connection with the 2001 Annual Report on Form 10-K/A of Security Capital Group Incorporated, Arthur Andersen has consented to the incorporation of their audit report for Security Capital Group Incorporated.


   Arthur Andersen has represented to Security Capital Group Incorporated that their audits were subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

   If you have any questions or comments relating to this issue, please contact me at 505-820-8201.

                                          Sincerely,

                                          SECURITY CAPITAL GROUP INCORPORATED

                                          Jeffrey A. Klopf
                                          Senior Vice President and Secretary